Exhibit 10.6

Certain information contained in this document, marked by brackets [***], has been omitted pursuant to Regulation S-K, Item 601(b)(10) because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”) is made effective as of April 5, 2024 (the “Effective Date”), by and between Oncocyte Corporation, a California corporation having a place of business at 15 Cushing, Irvine, California 92618 (“Oncocyte”), and Bio-Rad Laboratories, Inc., a Delaware corporation having a place of business at 1000 Alfred Nobel Drive, Hercules, California 94547 (“Bio-Rad”). Hereinafter, each of Bio-Rad and Oncocyte are referred to as a “Party” and collectively as the “Parties.”

BACKGROUND

Oncocyte is engaged in business that includes the development and commercialization of diagnostic assay services and products to provide clear insights to physicians and their patients that inform critical decisions in the diagnosis, treatment, and monitoring of cancer.

Bio-Rad is engaged in business that includes the manufacturing, supply and distribution of life science research and clinical diagnostics products in the life science research, healthcare, analytical chemistry and other markets.

Oncocyte and Bio-Rad wish to partner in the development, and collaborate in the commercialization, of RUO and IVD kitted transplant products using Bio-Rad ddPCR Instruments and Reagents (as defined below).

For convenience, the Parties have agreed to a phased approach to this Agreement; an RUO Phase and an IVD Phase. This Agreement is intended to govern the RUO Phase and the transition to the IVD Phase. The Joint Steering Committee (as defined below) will determine as necessary the additional documents and/or addendums necessary if and when the transitioning to the IVD Phase occurs.

Now, therefore, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms not defined in the text are defined below and have the meanings set forth therein whether used in singular or plural forms.

“Activities” means the activities to be undertaken pursuant to the Product Development Plan and the Product Commercialization Plan, as applicable, under this Agreement, on the terms contained herein.

“Affiliate” means any corporation or other business entity that is controlled by, controlling, or under common control with the affected Party or Third Party, wherein control means direct or indirect ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock entitled to vote in the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or the power to direct or cause the direction of the management and policies of such corporation or other business entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. For clarity, a corporation or other business entity is only considered an Affiliate for as long as such control exists.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable laws, statutes, rules, regulations, court orders or injunctions having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Arising IP” means any Intellectual Property Rights invented or developed in the course of the performance of Activities under this Agreement, either solely by or on behalf of a Party or jointly by the Parties, Bio-Rad Product Arising IP, Oncocyte Product Arising IP and Other Arising IP.

“Background IP” means all Intellectual Property Rights other than Arising IP that are necessary for purposes of carrying out this Agreement and that are Controlled by a Party on or after the Effective Date. For clarity, to the extent (a) a Party obtains Control of Relevant Third Party IP after the Effective Date, and (b) the Party acquiring the Relevant Third Party IP is not restricted by contractual or other obligations, such rights will be included in such Party’s Background IP.

“Bio-Rad” has the meaning set forth in the preamble.

“Bio-Rad Indemnified Parties” means Bio-Rad and its Affiliates, and its and their respective officers, directors, employees, agents and representatives.

“Bio-Rad ddPCR Instruments and Reagents” has the meaning set forth in Section 4.1 (Product Development Plan).

“Bio-Rad Materials” means the Materials owned or Controlled by Bio-Rad and provided by Bio-Rad to Oncocyte under this Agreement.

“Bio-Rad Product Arising IP” means Arising IP that relates [***].

“CCPA” has the meaning set forth in this Article I below.

“Claim” means any claim, demand, lawsuit or legal action brought against a Party.

“Commercially Reasonable Efforts” means, with respect to a Party, [***].

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“Confidential Information” includes, but is not limited to, know-how, trade secrets, tools, methods, methodologies, processes, techniques, apparatus, designs, specifications, samples, technical descriptions, study proposals, study data, computer source code, customer lists, pricing information, product development plans, marketing plans, personnel information, financial information and business strategies, together with other information which a reasonable person would conclude is intended to remain confidential, due to its nature or the circumstances under which it is disclosed, and any other non-public information that the Disclosing Party designates as proprietary or confidential pursuant to the terms herein. Confidential Information also includes any reports, study data, notes, summaries, abstracts, or drafts of Confidential Information or oral presentations, reports, or discussions referring to, describing, elaborating upon, verifying or otherwise relating to the Disclosing Party’s Confidential Information that are created by the Receiving Party. Notwithstanding the foregoing, Confidential Information does not include any item of information that: (i) is within the public domain prior to the time of the disclosure by the Disclosing Party or thereafter becomes within the public domain other than as a result of disclosure by the Receiving Party or any of its representatives in violation of this Agreement, (ii) was, on or before the date of disclosure, rightfully in the possession of the Receiving Party without burden of confidentiality to Disclosing Party, as evidenced by written records, however maintained, (iii) is acquired by the Receiving Party from a Third Party having the right to disclose without burden of confidentiality to Disclosing Party, or (iv) is hereafter independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, as evidenced by written records, however maintained.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other assets, possession by Oncocyte or its respective Affiliates or Bio-Rad or its respective Affiliates, as of the time of inquiry, of the right (whether by ownership, license or otherwise, other than pursuant to this Agreement) to grant to the other Party access, ownership, a license, sublicense, or other right to or under such Intellectual Property Rights or assets for the specific purposes provided for herein without any payment obligation to any Third Party or conflict with any other obligation or violating the terms of any agreement or other arrangement with any Third Party.

“De-identified” means the process by which (a) health information no longer identifies an individual and with respect to which there is no reasonable basis to believe that the information can be used to identify or re-identify an individual, as set forth in §164.514 of the Privacy Rule of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), (b) Personal Data (as that term is defined in Article IV of the General Data Protection Regulations (“GDPR”)) that is subject to GDPR requirements is anonymized or, where not possible, pseudonymized as defined under the GDPR, and (c) personal information is deidentified (as those terms are defined in the California Consumer Privacy Act (“CCPA”)).

“Development” means activities relating to the development, optimization, validation, or clinical testing of any product or service, including activities relating to obtaining or maintaining Regulatory Approval of such product or service. When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” means the Party disclosing its Confidential Information to the Receiving Party.

“Effective Date” has the meaning set forth in the preamble.

“Executive Officers” has the meaning set forth in Section 2.2(b) (Actions or Decisions).

“FDA” means the United States Food and Drug Administration.

“Field” means donor-derived cell-free DNA (dd-cfDNA) quantification and assay kits sold with an RUO label for use in measuring DNA levels for allotransplant research purposes, including test kits using digital polymerase chain reaction technology to measure and test the concentration of donor-derived cell free DNA using single nucleotide polymorphisms.

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“First Commercial Sale” means the first sale for end use or consumption to a Third Party of the RUO Assay in a country in the Territory by Oncocyte or its Affiliate, or any distributor of such Party or its Affiliates. First Commercial Sale excludes any transfers of a product to Third Parties for use in a clinical trial or other development activities or any expanded access program, compassionate sales or use program (including any named patient program or single patient program), or indigent program; provided that such transfers are provided at no profit to the transferring Party and its Affiliates.

“GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

“GDPR” has the meaning set forth in this Article I above.

“HIPAA” has the meaning set forth in this Article I above.

“Indemnified Party” means the Party seeking indemnification.

“Indemnifying Party” means Party from which an Indemnified Party seeks indemnification.

“Insolvency Event” has the meaning set forth in Section 14.2(b) (Insolvency).

“Intellectual Property Rights” means rights in and to all (a) Patents, (b) copyrights, whether registered or unregistered, (c) Know How, and (d) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction relating to technology, including the right to bring a claim with respect to any of the foregoing for past, present or future infringement, and any applications or registrations thereof, but excluding trademarks, service marks, trade names, trade dress, domain names and similar rights, including goodwill therein.

“IVD” means in vitro diagnostics (IVD), which are tests, done on samples such as blood or tissue that have been taken from the human body, that can detect diseases or other conditions, and can be used to monitor a person’s overall health to help cure, treat, or prevent diseases.

“IVD Kits” means the VitaGraft™ Transplant Monitoring Assays (including modified versions thereof) that have received Regulatory Approval as an in vitro diagnostic device, including diagnostic assays, for testing, done on samples such as blood or tissue that have been taken from the human body, that can detect diseases or other conditions, and can be used to monitor a person’s overall health to help cure, treat, or prevent diseases.

“IVD Kits Option” has the meaning set forth in Section 8.2 (Option for IVD Kits).

“IVD Phase” means the period during the Term commencing upon the exercise of the IVD Kits Option.

“Joint Committee” means each of the JSC and any Joint Subcommittee.

“Joint Other Arising IP” means Other Arising IP invented or developed jointly by the Parties.

“Joint Steering Committee” or “JSC” means a joint committee formed by the Parties, as more particularly described in Section 2.1 (Joint Steering Committee).

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“Joint Subcommittee” has the meaning set forth in Section 2.1(c) (Subcommittees).

“Know How” means any information and materials, including discoveries, inventions, improvements, processes, techniques, machines, manufactures, technical developments, methods, analysis, results, tools, models, systems, assays, designs, protocols, formulas, compositions, genetic constructs, sequences, data, databases, algorithms, software, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent.

“Loss” means any liability, damage, cost, and expense of every kind and description, including penalties and reasonable attorney fees, other than consequential or speculative damages incurred by a Party based on lost sales of any product.

“Manufacturer of Record” means the entity that is responsible for a product’s design, manufacture, packaging, labeling, distribution, and regulatory compliance (both pre-market and post-market compliance) regardless of whether these operations are carried out by the entity or on its behalf by another Person.

“Materials” means any specimens, samples or such other biological materials, including human tissue, blood, pre-extracted materials from human samples, cell lines, plasmids, controls, and other contrived samples, that are (i) furnished by one Party to the other Party under this Agreement, or (ii) procured through Third Party vendors under this Agreement.

“Net Sales” means gross receipts based on actual invoiced prices from the sale by Oncocyte or its Affiliates of RUO Assays in the Territory to Third Parties in arm’s length transactions, less deductions for:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***]; and

(e)	[***].

There will be no imputed Net Sales from free samples, free goods, or other marketing programs whereby assays are provided free of charge. In addition, Net Sales will not accrue for sales for use in a clinical trial or other development activities or any expanded access program, compassionate sales or use program (including named patient program or single patient program), or indigent program; provided that such transfers are provided at no profit to the selling Party and its Affiliates.

“OEM” means original equipment manufacturer.

“Oncocyte Indemnified Party” means Oncocyte and its Affiliates and its and their respective officers, directors, employees, agents and representatives.

“Oncocyte Materials” means the Materials owned or Controlled by Oncocyte and provided by Oncocyte to Bio-Rad under this Agreement.

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“Oncocyte Product Arising IP” means Arising IP that relates [***].

“Option Period” has the meaning set forth in Section 8.2 (Option for IVD Kits).

“Other Arising IP” means Arising IP that is neither Bio-Rad Product Arising IP nor Oncocyte Product Arising IP.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means: (a) design and utility patents and patent applications in any country or jurisdiction, (b) all priority applications (including provisional and non-provisional applications), divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications; together with all registrations, reissues, renewals, reexaminations, confirmations, supplementary protection certificates and extensions, and applications of any of (a), (b) or (c).

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

“Product Commercialization Plan” has the meaning set forth in Section 5.1 (5.1 Manufacture and Supply of Products).

“Product Development Plan” has the meaning set forth in Section 4.1 (Product Development Plan).

“Project Manager” has the meaning set forth in Section 2.3(a) (Role).

“Publication” has the meaning set forth in Section 10.6 (Publications).

“QMSR” means the applicable regulations set forth in FDA’s Quality Management System Regulation at 21 C.F.R. Part 820.

“Receiving Party” means any Party receiving another Party’s Confidential Information.

“Regulatory Approval” means, with respect to a product in each regulatory jurisdiction, the approvals, clearances, exemptions, product or establishment licenses, registrations, or authorizations necessary and sufficient for the marketing, distribution, and sale of such product in such jurisdiction in accordance with Applicable Law.

“Regulatory Authority” means the applicable governmental authority in a given regulatory jurisdiction that has responsibility for granting Regulatory Approvals.

“Regulatory Compliance” means, with respect to a product in each regulatory jurisdiction, the clearances, registrations or authorizations necessary and sufficient for the marketing, distribution, and sale of such product in such jurisdiction in accordance with Applicable Law.

“Regulatory Submission” means any formal regulatory applications, filings, registrations, or submissions, made to any Regulatory Authority in a jurisdiction.

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“Relevant Third Party IP” means any U.S. or foreign Patents owned, licensed, or otherwise controlled by a Third Party that, assuming a specific claim construction, validity and enforceability, may be infringed by the activities or transactions performed by either Party pursuant to this Agreement.

“RUO” means research use only.

“RUO Assays” means the series of GraftAssure™ Transplant Monitoring Assays (including modified versions thereof) that (a) utilizes digital polymerase chain reaction technology to measure and test the concentration of donor-derived cell free DNA in a single nucleotide polymorphism gene, and (b) has been developed and validated for RUO guidance in measuring DNA levels for allotransplant research purposes.

“RUO Phase” means the period during the Term from the Effective Date to the first Regulatory Approval by the FDA of the IVD Kits.

“Term” has the meaning set forth in Section 14.1 (Term).

“Territory” means the United States and Germany.

“Third Party” means any individual, partnership, corporation, limited liability company, or any other business entity that is not a Party to this Agreement or an Affiliate of a Party.

ARTICLE II
GOVERNANCE

II.1 Joint Steering Committee.

(a) Formation and Function. The Parties will form a Joint Steering Committee promptly following the Effective Date. The JSC will serve as a coordinating body for (i) strategic considerations related to the development and commercialization of the RUO Assays and (ii) the transitioning from the RUO Phase and to the IVD Phase if and when the IVD Kits Option is duly exercised. Among other things, the JSC will perform the following functions: (i) review the Product Development Plan and the Product Commercialization Plan, (ii) receive and review updates on Activities contemplated by the Product Development Plan and the Product Commercialization Plan, (iii) serve as a forum for resolving disputes arising in Joint Subcommittees, and (iv) all other matters related to this Agreement expressly delegated to the authority of the JSC hereunder, including allocation of responsibilities for customer support and the potential transfer of assay manufacturing by Oncocyte to Bio-Rad.

(b) Composition. The JSC will be composed of an equal number of representatives from each Party, with each Party designating at least one representative. The JSC will be co-chaired by one co-chairperson designated by each of the Parties. The JSC shall initially consist of [***], as Oncocyte’s designated co-chairperson, [***], as Bio-Rad’s designated co-chairperson, [***], as an Oncocyte representative, and [***], as Bio-Rad’s representative. Members of the JSC will serve in such capacities, on such terms and conditions, and for such duration as determined by the Party appointing her or him. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may from time to time, upon prior written notice to the other Party, change its co-chairperson or its representative members on the JSC. The Parties may agree to invite non-voting employees and consultants to attend meetings of the JSC; provided that each such non-employee invitee is subject to the confidentiality obligations consistent with those set forth in Article X (Confidential Information). The Project Managers will attend all JSC meetings and coordinate logistics for the JSC, including meeting schedules, agendas and minutes. For purposes of clarity, the Project Managers will not be counted as Party representatives.

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(c) Subcommittees. The JSC may from time to time establish subcommittees to which the JSC may delegate certain responsibilities of the JSC hereunder (each a “Joint Subcommittee”); provided, however, that the JSC cannot delegate decision-making responsibilities to a subcommittee.

II.2 General Provisions Applicable to Joint Steering Committee.

(a) Meetings. The Joint Steering Committee will establish a regular meeting schedule that will provide for meetings no less frequently than quarterly, or at such other frequency as the Parties agree. The Joint Steering Committee may conduct meetings in person or by teleconference or video conference and may also act without a meeting through a written consent to an action or decision signed by all voting members of the Joint Steering Committee. The Joint Steering Committee may establish procedures for its internal operation at meetings.

(b) Actions or Decisions. All actions or decisions of the JSC made pursuant to this Agreement must be made by unanimous approval of the Parties, with each Party’s representatives on the JSC collectively having only one vote. If Joint Subcommittee members cannot reach a unanimous decision after using good faith reasonable efforts over [***] days to reach consensus, then either Party may submit such deadlock to the JSC for resolution. If the JSC members cannot reach a unanimous decision after using good faith reasonable efforts over [***] days to reach consensus, then either Party may submit such deadlock to Oncocyte’s Chief Executive Officer (or his or her nominee) and Bio-Rad’s Chief Executive Officer (or his or her nominee) (the “Executive Officers”) for resolution.

(c) Agendas. Each Party will notify the other Party at least [***] business days prior to the date of a meeting of the JSC, proposing the agenda items it wishes to discuss at such meeting. Notwithstanding the foregoing, the JSC is free to consider any matter related to this Agreement that is within the scope of its responsibilities and is brought to its attention by either Party at any meeting.

(d) Minutes. At each meeting, a Project Manager will prepare minutes promptly after such meeting, reporting in reasonable detail the actions and decisions taken by the Joint Steering Committee during such meeting, issues requiring resolution, and resolutions of previously reported issues. Such minutes are to be reviewed, commented on if needed, and updated per the Joint Steering Committee co-chairperson’s feedback prior to being circulated to the Joint Steering Committee, and the Project Manager will revise such minutes as necessary. Such minutes will not become final until approved by both Joint Steering Committee co-chairpersons.

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II.3 Project Managers.

(a) Role. Each Party will designate a single individual to serve as its manager under the Product Development Plan and the Product Commercialization Plan (each a “Project Manager”). The Project Managers are the principal point of contact for each Party for matters relating to that Party’s performance under the Product Development Plan and the Product Commercialization Plan and are responsible for implementing and coordinating, on a day-to-day basis, all Activities and facilitating the exchange of information between the Parties regarding the performance of the Product Development Plan and the Product Commercialization Plan. The Project Managers may delegate tasks and responsibilities to sub-managers or sub-program teams, working groups and other team members as they deem appropriate to efficiently and effectively perform their respective obligations hereunder. Each Party may replace its Project Manager at any time and for any reason upon written notice to the other Party. Either Party may submit to the JSC for resolution any disputes with respect to matters within the scope of authority of the Project Managers that cannot be resolved after good faith efforts.

(b) Meetings. The Project Managers will meet as soon as practicable after the Effective Date and thereafter at least [***] and at such additional times as the Project Managers or the JSC deem reasonably appropriate. Meetings of the Project Managers may be conducted in person or by teleconference or video conference as agreed by the Project Managers. Additionally, the Project Managers (or their designees) will maintain close regular communications with each other as to the status of the ongoing activities under the Development Plans and Commercialization Plans. Each Project Manager will keep accurate and complete records of their activities and meetings and will, from time to time as requested by the JSC, provide the JSC with appropriate updates and information to keep the JSC apprised of each Party’s performance under this Agreement.

II.4 Authority. The JSC and Project Managers do not have the right to amend this Agreement (which may only be amended or modified as provided in Section 15.10 (Waivers; Amendment)) or to make any decision or require any Party to take any action that conflicts with the terms of this Agreement or that is expressly reserved to the Parties hereunder.

II.5 Governance Expenses. Each Party is responsible for all expenses incurred by its representatives in connection with performing their duties under this Article II (Governance), including all costs of travel, lodging and meals in connection with meetings of the Joint Committees and Project Managers.

ARTICLE III
LICENSE GRANTS; EXCLUSIVITY

III.1 Bio-Rad License Grants to Oncocyte.

(a) Subject to the terms and conditions of this Agreement, Bio-Rad hereby grants to Oncocyte, during the Term of this Agreement, a nonexclusive license, without the right to sublicense (including to an OEM), under the applicable Background IP Controlled by Bio-Rad and Arising IP Controlled by Bio-Rad necessary to (i) perform Development Activities with respect to the RUO Assays (solely with the use of Bio-Rad ddPCR Instruments and Reagents) pursuant to the Product Development Plan, (ii) make, have made, offer to sell, sell, have sold, market and otherwise commercialize RUO Assays (solely with the use of Bio-Rad ddPCR Instruments and Reagents) in accordance with the Product Commercialization Plan, and (iii) otherwise perform its obligations under this Agreement. Such license includes the right to utilize Affiliates and approved subcontractors in accordance with Section 4.4 (Performance by Affiliates and Subcontractors).

(b) Subject to the terms and conditions of this Agreement, Bio-Rad hereby grants to Oncocyte a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Arising IP Controlled by Bio-Rad that is related to any Oncocyte product or service to make, use, offer to sell, sell, Develop, manufacture, commercialize and otherwise exploit Oncocyte products or services, in each case, solely with the use of Bio-Rad ddPCR Instruments and Reagents.

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(c) Subject to the terms and conditions of this Agreement, Bio-Rad hereby grants to Oncocyte a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Bio-Rad Product Arising IP that is assigned to Bio-Rad by Oncocyte pursuant to Section 9.1(b)(i) (Bio-Rad Product Arising IP) to make, use, offer to sell, sell, Develop, manufacture, commercialize, and otherwise exploit Oncocyte products and services, in each case, solely with the use of Bio-Rad ddPCR Instruments and Reagents.

III.2 Oncocyte License Grants to Bio-Rad.

(a) Subject to the terms and conditions of this Agreement, Oncocyte hereby grants to Bio-Rad, during the Term of this Agreement, a nonexclusive license, without the right to sublicense (including to an OEM), under the applicable Background IP Controlled by Oncocyte and Arising IP Controlled by Oncocyte necessary to (i) use, offer to sell, sell, have sold, market and otherwise commercialize, including marketing, the RUO Assays (solely for use with Bio-Rad’s ddPCR Instruments and Reagents) in the Field outside the Territory in accordance with the Product Commercialization Plan, (ii) co-market, along with Oncocyte, the RUO Assays (solely for use with Bio-Rad’s ddPCR Instruments and Reagents)in the Field in the Territory in accordance with the Product Commercialization Plan, and (iii) otherwise perform its obligations under this Agreement. Such license includes the right to utilize Affiliates and approved subcontractors in accordance with Section 4.4 (Performance by Affiliates and Subcontractors).

(b) Subject to the terms and conditions of this Agreement, Oncocyte hereby grants to Bio-Rad a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Arising IP Controlled by Oncocyte that is related to any Bio-Rad product or service to make, use, offer to sell, sell, Develop, manufacture, commercialize and otherwise exploit Bio-Rad products or services.

(c) Subject to the terms and conditions of this Agreement, Oncocyte hereby grants to Bio-Rad a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Oncocyte Product Arising IP that is assigned to Oncocyte by Bio-Rad pursuant to Section 9.1(b)(ii) (Oncocyte Product Arising IP) to make, use, offer to sell, sell, Develop, manufacture, commercialize and otherwise exploit Bio-Rad products and services.

III.3 Use of Residual Knowledge for Research Purposes. Each Party acknowledges that the other Party’s personnel may retain in their unaided memories knowledge gained in the course of this Agreement. Use of such knowledge for research purposes will not be a misuse of the other Party’s Confidential Information or a violation of the confidentiality obligation in Article X (Confidential Information) so long as the other Party’s Confidential Information is not disclosed, commercialized, or specifically conveyed to others, and so long as the individual has not intentionally memorized the knowledge for the purpose of retaining it.

III.4 Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights, perform its obligations, and pursue its remedies under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses) and remedies of such Party under this Agreement. Accordingly, in this Agreement “Bio-Rad” will be interpreted to mean “Bio-Rad or its Affiliates” and “Oncocyte” will be interpreted to mean “Oncocyte or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights and remedies provided to such Party in this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates

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III.5 No Implied Licenses. Nothing in this Agreement will be construed as conferring, explicitly or by implication, estoppel or otherwise, any license, right, or immunity under any Patents that a Party (or its successors, Affiliates or assigns, or successors, Affiliates or assigns of any of the foregoing) owns or Controls as of the Effective Date, or acquires or obtains Control of independent of its performance of its obligations under this Agreement, other than the rights set forth expressly in this Agreement regardless of whether such other Patents (or individual Patent claims) are dominant or subordinate to any Intellectual Property Rights developed under this Agreement or are required to exploit any Intellectual Property Rights developed under this Agreement. Furthermore, neither of the Parties has provided to the other Party and neither Party will provide to the other Party, and neither of the Parties have received from the other Party and neither Party will receive from the other Party, any consideration except that which is expressly provided herein for the specific rights expressly granted herein.

III.6 Exclusivity. Upon commercial launch of the RUO Assays and as long as the Parties are selling or offering to sell the RUO Assays pursuant to the Product Commercialization Plan: (a) Bio-Rad will not enter into any agreement, collaboration or arrangement with any Third Party with respect to the commercialization (but not the Development) of a donor-derived cell-free DNA (dd-cfDNA) assay in the Field and globally; and (b) Oncocyte will not enter into any agreement, collaboration or arrangement with any Third Party with respect to the commercialization (but not the Development) of a donor-derived cell-free DNA (dd-cfDNA) assay in the Field and globally. Notwithstanding the foregoing, the Parties may enter into agreements, collaborations or arrangements with Third Parties for the commercialization of the RUO Assays and/or IVD Kits.

ARTICLE IV
DEVELOPMENT

IV.1 Product Development Plan.

(a) RUO Product Development Plan. Within [***] days of the Effective Date, each of Oncocyte and Bio-Rad will share a written plan for conducting activities with respect to the Development of the RUO Assays for exclusive use on one or more Bio-Rad ddPCR instruments, which will set forth the responsibilities, deliverables, forecasts of consumables demand, and expected timelines (such plan the “RUO Product Development Plan”). Under the RUO Product Development Plan, Oncocyte will perform the following activities to complete the Development of the RUO Assays: [***]. Under the RUO Product Development Plan, Bio-Rad will perform the following activities to complete the Development of RUO Assays: [***] (such [***], collectively “Bio-Rad ddPCR Instruments and Reagents”). The costs to Oncocyte for supplying Bio-Rad ddPCR Instruments and Reagents will be covered under the RUO Product Development Plan. Oncocyte and Bio-Rad will jointly submit the proposed RUO Product Development Plan to the JSC for its review, discussion, and approval. Proposed amendments to the RUO Product Development Plan would be submitted by either Party to the JSC for its review, discussion, and approval.

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(b) IVD Product Development Plan. Within [***] days of the Effective Date, each of Oncocyte and Bio-Rad will share a written plan for conducting activities with respect to the Development of the IVD Kits for exclusive use on one or more Bio-Rad ddPCR instruments, which will set forth the responsibilities, deliverables, forecasts of consumables demand, and expected timelines (such plan the “IVD Product Development Plan” and together with the RUO Product Development Plan, the “Product Development Plans”). Under the IVD Product Development Plan, Oncocyte will perform the following activities to complete the Development of the IVD Kits: [***]. Under the IVD Product Development Plan, Bio-Rad will perform the following activities to complete the Development of IVD Kits: [***] (such [***], collectively “Bio-Rad ddPCR Instruments and Reagents for IVD Kits”). The costs to Oncocyte for supplying Bio-Rad ddPCR Instruments and Reagents for IVD Kits will be covered under the IVD Product Development Plan. Oncocyte and Bio-Rad will jointly submit the proposed IVD Product Development Plan to the JSC for its review, discussion, and approval. Proposed amendments to the IVD Product Development Plan would be submitted by either Party to the JSC for its review, discussion, and approval.

IV.2 Development Plan Costs. Except as otherwise set forth in this Agreement or the Product Development Plan, Oncocyte will be responsible for all costs associated with Oncocyte Activities under the Product Development Plan,

IV.3 Performance of Activities. Each Party will perform all Activities in accordance with the terms and conditions of this Agreement, and will start and complete all Activities pursuant to the applicable timelines set forth in the Product Development Plan. Each Party will provide reasonable updates to the other Party, through the JSC, on the status and progress of its Activities, and will promptly notify the other Party, in writing or via discussions during a JSC meeting, if material delays are likely or if such Party encounters any issue that has (or would reasonably be expected to have) a material impact on any Activities or budget items contemplated by the Product Development Plan. For the avoidance of doubt, any material delay by a Party shall be deemed a material breach of this Agreement by such Party, and the other Party may terminate the Agreement pursuant to Section 14.2(a) below, subject to any notice and cure periods set forth therein. The Parties will perform the Activities with reasonable care and skill in accordance with GCP, QMSR and all Applicable Laws.

IV.4 Performance by Affiliates and Subcontractors. (a) Oncocyte may delegate performance of Activities, or portions thereof, to (i) a Third Party subcontractor set forth in Schedule 4.4 (Approved Subcontractors) or an Affiliate without the prior written consent of Bio-Rad or (ii) to another Third Party subcontractor upon the prior written consent of Bio-Rad (such consent not to be unreasonably withheld, delayed, or conditioned); and (b) Bio-Rad may delegate performance of Activities, or portions thereof, to a Third Party subcontractor or an Affiliate; provided that, in each case ((a) and (b)), with respect to a Third Party subcontractor, such subcontractor must have entered into an appropriate written agreement with the Party utilizing such subcontractor that: (i) contains obligations of confidentiality and restrictions on use of any Confidential Information and any proprietary materials that are substantially as restrictive as the obligations set forth in Article X (Confidential Information) (including with respect to duration); and (ii) contains obligations to assign or exclusively license any intellectual property invented or developed by such authorized subcontractor in performing such Activities to the applicable Party utilizing such authorized subcontractor to enable such Party to comply with the provisions of Article IX (Intellectual Property) regarding ownership and Control of Arising IP. Each Party is and remains solely and exclusively responsible for the conduct of Activities by any Affiliate or subcontractor under this Agreement as if such Affiliate’s or subcontractor’s actions were its own. For clarity, Bio-Rad may use Third Party subcontractors and Affiliates, including Third Party distributors, in its sole discretion, to exercise its rights and perform its obligations in connection with marketing, sale and distribution Activities relating to the RUO Assays under this Agreement, and the above terms in this Section 4.4 (Performance by Affiliates and Subcontractors) will not apply to such activities.

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IV.5 Materials.

(a) Provision of Materials. Each Party will furnish Materials to the other Party to the extent provided under the Product Development Plan. If Materials are human samples, and such Materials and information related thereto are provided by one Party to the other Party (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)), then the providing Party will ensure that such Materials and information are De-identified prior to providing them to the receiving Party (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)). Each Party will comply with all Applicable Laws relating to the Materials, including HIPAA and other data privacy laws as applicable. Each receiving Party will handle the Materials of the providing Party in accordance with any applicable documentation and any relevant informed consent provided to the receiving Party by the providing Party in writing, applicable common scientific standards of care, and the providing Party’s written instructions. Each Party understands and agrees that the Materials may be experimental in nature and agrees to comply with Applicable Laws and use due care in the use, storage and handling of the Materials.

(b) Use of Materials. Except as described in Section 4.4 (Performance by Affiliates and Subcontractors), each receiving Party will retain possession of the providing Party’s Materials and will not sell or otherwise provide such Materials to any Third Party without the prior written consent of the providing Party. Each receiving Party will only use the Materials of the providing Party for the purposes of performing the activities under this Agreement.

(c) Records of Use. Each receiving Party will keep records of its use of the providing Party’s Materials and upon completion of the activities for which the Materials have been provided, or upon expiration or termination of this Agreement, if earlier, each receiving Party will account for all use of such Materials and, at the option of the providing Party, either destroy or return to the providing Party all unused Materials, in accordance with Applicable Law and the instructions of the providing Party, if any.

(d) Ownership of Materials. Notwithstanding anything herein to the contrary, each Party will own and retain all rights, title, and interests in and to all Materials furnished by it pursuant to this Agreement.

ARTICLE V
MANUFACTURING AND CO-MARKETING

V.1 Manufacture and Supply of Products.

(a) Supply of Bio-Rad ddPCR Instruments and Reagents. At a reasonable time prior to the commercial launch of the RUO Assays, the Parties will develop and submit to the JSC for approval a plan to market and sell the RUO Assays in the Field for both within the Territory and outside the Territory (the “Product Commercialization Plan”). As between Bio-Rad and Oncocyte, Oncocyte is responsible for the manufacture and supply of all RUO Assays. To enable Oncocyte’s performance of its obligations under the Product Commercialization Plan, Oncocyte will purchase from Bio-Rad, and Bio-Rad will supply to Oncocyte, Bio-Rad ddPCR Instruments and Reagents for use in commercializing the RUO Assays pursuant to the Product Commercialization Plan. [***]. Bio-Rad shall have the exclusive rights to sell the Bio-Rad ddPCR Instruments and Reagents in the Territory; provided, however, Oncocyte shall have the right to resell any Bio-Rad ddPCR Instruments it purchased from Bio-Rad pursuant to this Section 5.1(a) to the extent not utilized as part of the Product Commercialization Plan. As part of the Product Commercialization Plan, the Parties will agree on a standard product warranty and return and replacement policy for the RUO Assays. Furthermore, the Parties shall discuss and agree on a potential exit strategy for ending the collaboration if the execution of a Product Development Plan or Product Commercialization Plan is not successful.

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(b) Commercialization of Products Within the Territory. Under the Product Commercialization Plan, Oncocyte and Bio-Rad will be jointly responsible for co-promoting and co-marketing the RUO Assays (solely with the use of Bio-Rad ddPCR Instruments and Reagents) in the Field within the Territory. Subject to both Parties completing their activities under the Product Development Plan, Oncocyte will use Commercially Reasonable Efforts to complete the Activities in the Product Commercialization Plan in the Territory. Oncocyte shall have the exclusive right to make and book all sales of the RUO Assays in the Territory. Oncocyte agrees to market, promote, sell, offer to sell, and commercialize RUO Assays solely and exclusively with the use of Bio-Rad ddPCR Instruments and Reagents.

(c) Commercialization of Products Outside the Territory; Supply Payments. Under the Product Commercialization Plan, Bio-Rad will be solely responsible for, and shall use Commercially Reasonable Efforts in, promoting and marketing the RUO Assays (for use together with Bio-Rad ddPCR Instruments and Reagents) in the Field outside the Territory. Subject to both Parties completing their activities under the Product Development Plan, Bio-Rad will use Commercially Reasonable Efforts to complete the Activities in the Product Commercialization Plan outside the Territory. Bio-Rad shall have the exclusive right to make and book all sales of the RUO Assays outside the Territory.

V.2 Intentionally Omitted.

V.3 Conditional License. Subject to the terms and condition of this Agreement, and exercisable only upon the occurrence of any of the events described below (“Conditions Precedent”), Oncocyte hereby grants Bio-Rad a limited, non-exclusive, non-transferable, royalty-free, fully paid-up license to use that certain technology owned or licensed by Oncocyte which is necessary for Bio-Rad to manufacture or have manufactured the RUO Assays (the “Technology”).

(a) Events. Conditions Precedent are: (i) consent granted by Oncocyte in writing; (ii) the occurrence of any event that would give Bio-Rad the right to terminate this Agreement for cause which is not cured within the applicable cure period under this Agreement; or (iii) Oncocyte’s failure for a period of [***] days to meet its obligation to provide an uninterrupted supply of the RUO Assays to Bio-Rad for any reason.

(b) Termination. Such license will terminate upon the earlier of (i) the abatement of the Condition Precedent but only if Oncocyte provides written assurance that it is ready, willing, and able to resume the production and supply of the RUO Assays, or (ii) the date of expiration or termination of this Agreement.

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(c) Ownership of Technology. Nothing in this section shall be construed to grant any right of ownership in the Technology to Bio-Rad or grant any other right or interest not expressly provided.

(d) Technology Escrow. Oncocyte will, within [***] days of the Effective Date, establish a technology escrow account with a reputable escrow organization naming Bio-Rad as beneficiary. Oncocyte will use Commercially Reasonable Efforts to document all aspects of the production of RUO Assays, including all applicable know-how, identities of vendors, bill of materials, critical material properties, part numbers, mechanical and electrical diagrams, designs, custom tooling, mask works and manufacturing standard operating procedures and the like relating to the production of RUO Assays (“Deposit Materials”). Oncocyte will deposit an initial, comprehensive set of Deposit Materials promptly following the Effective Date and will update the Deposit Materials at least once per calendar year thereafter. Oncocyte agrees that the Deposit Materials shall be released to Bio-Rad upon the occurrence of a Condition Precedent. Bio-Rad will pay for all the escrow costs. Any costs associated with preparing the Deposit Materials will be borne by Oncocyte. In the event of any termination of expiration of this Agreement, the Deposit Materials shall be immediately returned to Oncocyte out of escrow and such provision shall be set forth in the escrow agreement.

ARTICLE VI
REGULATORY MATTERS

VI.1 RUO Assays.

(a) General Responsibilities. Oncocyte will be designated as the Manufacturer of Record for the RUO Assays and will be responsible for all attendant responsibilities, including: (i) all product specifications, design control, and manufacturing; and (ii) product maintenance such as documenting complaints and investigations, recall review and reporting, labels and labeling, and for reviewing changes for product impact.

(b) Regulatory Compliance. Oncocyte will be responsible for the Regulatory Compliance for the RUO Assays within the Territory, and Bio-Rad will be responsible for the Regulatory Compliance for the RUO Assays outside the Territory. Such responsibility will include all communications with the relevant Regulatory Authorities, in each case, relating to Development, manufacturing, use, or commercialization of the RUO Assays.

(c) Cooperation. As and to the extent reasonably requested by either Party, the other Party will, and will cause its Affiliates to, cooperate with the requesting Party with respect to all regulatory matters relating to the RUO Assays. Without limiting the foregoing, such cooperation will include providing reasonable assistance to technical documentation.

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VI.2 IVD Kits.

(a) General Responsibilities. During the IVD Phase, Oncocyte will be designated as the Manufacturer of Record for the IVD Kits within the Territory and Bio-Rad will be designated as the Manufacturer of Record for the IVD Kits outside the Territory. In countries where Bio-Rad is designated as the Manufacturer of Record for the IVD Kits, Bio-Rad shall appoint Oncocyte as its contract manufacturer subject to the definitive manufacture and supply agreement for the IVD Kits to be negotiated and executed by the Parties pursuant to Section 8.2 in the event the IVD Kits Option is duly exercised. Each Party will be responsible for all attendant responsibilities in their respective territories, including: (i) all product specifications, design control, product submission activities, and manufacturing; and (ii) product maintenance such as documenting complaints and investigations, medical device review and reporting, recall review and reporting, labels and labeling, and for reviewing changes for product impact.

(b) Ownership of Regulatory Approvals. Oncocyte or its designee will own all rights, title, and interests, in and to all Regulatory Submissions and Regulatory Approvals for the IVD Kits in the Territory, and Bio-Rad or its designee will own all rights, title, and interests, in and to all Regulatory Submissions and Regulatory Approvals for the IVD Kits outside the Territory.

(c) Cooperation. As and to the extent reasonably requested by either Party, the other Party will, and will cause its Affiliates to, cooperate with the requesting Party with respect to all regulatory matters relating to the IVD Kits. Without limiting the foregoing, as reasonably requested by either Party, the other Party will provide assistance to technical documentation and will assist the requesting Party in preparing portions of Regulatory Submissions for the IVD Kits.

(d) Regulatory Submissions and Approvals. Each Party will be responsible for submitting all Regulatory Submissions (including all pre-submissions and applications for Regulatory Approval) to the Regulatory Authorities, all communications with Regulatory Authorities, and the maintenance of all Regulatory Approvals, in each case, relating to Development, manufacturing, use, or commercialization of the IVD Kits, in their respective territories (i.e., in the Territory for Oncocyte and outside the Territory for Bio-Rad). Upon either Party’s written request, the other Party will provide the requesting Party with access to all draft Regulatory Submissions relating to the IVD Kits, and the requesting Party will provide comments, if any, back to the other Party within [***] days for each document. Each Party will consider in good faith any comments from the other Party regarding such draft Regulatory Submission and the final Regulatory Submissions relating to the IVD Kits. Each Party will use Commercially Reasonable Efforts to protect trade secret information that may be contained in Regulatory Approvals with respect to the IVD Kits.

(e) Written Communications. Each Party will furnish to the other Party a copy of any substantive written communication received by such Party from Regulatory Authorities with respect to Regulatory Approval of the IVD Kits; provided that, prior to furnishing such written communications to the other Party, such Party may redact (i) Confidential Information of a Third Party contained in such communication and (ii) any proprietary information of such Party that may be contained in such communications. The other Party will provide comments, if any, back to such written communications no later than [***] days after receipt of the information.

VI.3 Regulatory Diligence. Oncocyte will use Commercially Reasonable Efforts to obtain Regulatory Approval for the IVD Kits in the Territory. Oncocyte will be solely responsible for obtaining and maintaining Regulatory Approval for the IVD Kits in the Territory.

VI.4 Records. The Parties will maintain complete and accurate records of all development Activities conducted and deliverables provided pursuant to this Agreement, and all results, data, and developments made in conducting such development Activities. Such records will reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party agrees to retain all such records for the time required by Applicable Laws and will allow for auditing by Regulatory Authorities of all such records.

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VI.5 Right of Reference. Bio-Rad will and hereby does grant to Oncocyte a right of reference, which will provide Regulatory Authorities the ability to reference applicable Bio-Rad submission records in order to complete Oncocyte product submission reviews. The right of reference is solely for the purpose of obtaining Regulatory Approval in the Field for the IVD Kit. In furtherance of such right of reference, upon Oncocyte’s written request to Bio-Rad, Bio-Rad will send a letter to Oncocyte that authorizes the FDA and corresponding Regulatory Authorities in foreign jurisdictions to access the pre-market notification of Bio-Rad systems or other applicable regulatory filings, on behalf of Oncocyte for the purposes of obtaining Regulatory Approval in the Field for any IVD Kit. Such letters may be included in Oncocyte’s Regulatory Submissions. If needed, alternate mechanisms will be used by the Parties to achieve appropriate rights of reference in other jurisdictions.

VI.6 Post-Market Activities. Oncocyte will be responsible for all post-market surveillance activities with respect to the IVD Kits in and outside the Territory.

ARTICLE VII
PAYMENTS

VII.1 Royalty Payments.

(a) Beginning on the First Commercial Sale of a RUO Assay in the Field in the Territory and ending on the expiration or earlier termination of this Agreement, Oncocyte will pay to Bio-Rad a royalty payment equal to [***] percent ([***]%) of Net Sales (the “Royalty Payments”).

(b) Within [***] days of the end of each calendar quarter, Oncocyte will deliver to Bio-Rad a report setting forth, for such calendar quarter, the following information, on a country-by-country basis: (i) Net Sales of the RUO Assays in the Field in the Territory and the calculation therefor, including a summary of deductions from the gross receipts and (ii) the amount of Net Sales payable as part of the Royalty Payments. No such reports will be due for any such RUO Assay before the First Commercial Sale of the RUO Assay in the Territory. The total Royalty Payments due for the sale of all RUO Assays in the Field in the Territory during such calendar quarter will be remitted at the time such report is made.

VII.2 Resale Supply Payments. After the completion of the activities under the Product Development Plan, Oncocyte shall manufacture and supply the RUO Assays to Bio-Rad for resale outside the Territory at a purchase price of $ [***] per sample, subject to tiered volume discounts and pricing adjustments for significant reimbursement erosion in each case as mutually agreed by the Parties. Bio-Rad may initiate purchases under this Section 7.2 only by submitting written purchase orders to Oncocyte with advance lead-time ahead of delivery, such lead-time to be determined by the JSC, except as otherwise mutually agreed by the Parties in writing or in the applicable purchase order. No purchase order will be binding upon Oncocyte until accepted by Oncocyte in writing.

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VII.3 Late Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a) [***], or (b) the highest rate permitted under Applicable Law.

VII.4 Disputed Payments. If a Party disputes a payment under Section 7.1 (Royalty Payments), Section 7.2 (Resale Supply Payments) or Section 4.2 (Development Plan Costs), then the Party owing payment will timely pay the undisputed amount of such payment and the JSC will resolve such dispute in accordance with Section 2.2(b) (Actions or Decisions). The disputing Party will provide the JSC with a written notice setting forth in reasonable detail the nature and factual basis for such dispute and the JSC will seek to resolve such dispute within [***] days after the date such written notice is received. Any outstanding amounts due will be payable by the applicable Party within [***] days after the resolution of the dispute.

VII.5 Taxes. Each Party will be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to Applicable Law. Each Party may deduct and withhold from payments any amounts it is required to deduct and withhold pursuant to Applicable Law, which such amounts will be treated as having been paid hereunder.

VII.6 Currency. All amounts payable and calculations under this Agreement will be in United States dollars. As applicable, Net Sales and any deductions will be translated into United States dollars at the average of the exchange rates published by the Federal Reserve Board (https://www.federalreserve.gov/releases/h10/current/) on each business day of the calendar quarter to which any such payments herein relate.

VII.7 Record Keeping. Each Party will keep and will cause its Affiliates to keep books and accounts of record in connection with the commercialization of the RUO Assays. Each Party and its Affiliates will maintain such records for the longer of (a) at least three years after the end of the calendar year in which they were generated or otherwise relevant and (b) as is required by Applicable Law.

VII.8 Audits. Oncocyte will permit an independent certified public accounting firm of nationally recognized standing selected by Bio-Rad and reasonably acceptable to Oncocyte, to examine, at Bio-Rad’s sole expense and upon reasonable prior notice, the relevant books and records of Oncocyte and its Affiliates as may be reasonably necessary to verify the Royalty Payments amounts reported by Oncocyte in accordance with Section 7.1 (Royalty Payments). An examination by Bio-Rad under this Section 7.8 (Audits) (a) will be subject to standard confidentiality obligations, (b) will occur not more than once in any [***], (c) will be limited to Oncocyte’s and its Affiliate’s pertinent books and records to the extent relevant to the calculation of Net Sales for any calendar year ending not more than three years before the date of the request, (d) will not exceed a period of [***] business days in duration, (e) may not unreasonably disrupt the operations of Oncocyte or its Affiliates, and (f) may be reasonably delayed by Oncocyte to the extent such examination conflicts with any previously scheduled audit of Oncocyte. The accounting firm will be provided access to such books and records at Oncocyte’s or its Affiliates’ facility(ies), or remotely, where such books and records are normally kept and such examination will be conducted during Oncocyte’s normal business hours. Upon completion of the audit, the accounting firm will provide both Bio-Rad and Oncocyte a written report disclosing any discrepancies in (i) the reports submitted by Oncocyte or (ii) the Royalty Payments and the specific details concerning any discrepancies.

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VII.9 Underpayments/Overpayments. If such accounting firm concludes that additional amounts were due to Bio-Rad, then Oncocyte will pay to Bio-Rad such additional amounts within [***] days of the date Oncocyte receives such accountant’s written report. Further, if the amount of such underpayments exceeds more than [***] % of the amounts that were properly payable to Bio-Rad, then Oncocyte will reimburse Bio-Rad for its reasonable out-of-pocket costs in connection with the audit. If such accounting firm concludes that Oncocyte made payments to Bio-Rad under this Agreement in excess of the amounts due under this Agreement, then Bio-Rad will refund such excess amount to Oncocyte, within [***] days of the date Bio-Rad receives such accountant’s report and all invoices for the audit.

ARTICLE VIII
EQUITY INVESTMENT; OPTION FOR IVD KITS

VIII.1 Equity Investment. Prior to or as part of Oncocyte’s next private placement of shares of its common stock occurring after the Effective Date, Bio-Rad agrees to purchase, at the then-current market price (or the price per share of the private placement if the purchase price is less than the then-market price), shares of Oncocyte’s common stock equal to 9.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the closing of such equity investment, in exchange for cash consideration (the closing date of such equity investment by Bio-Rad, “Completion”); provided, however, that, notwithstanding the foregoing, the total purchase price for Bio-Rad’s purchase of such shares shall not exceed $[***] unless, at Bio-Rad’s discretion, it chooses to purchase an amount exceeding such purchase price limit; provided further that any investment by Bio-Rad in the equity securities of Oncocyte will be subject to the completion of due diligence and negotiation of applicable legal documentation (which documentation shall provide for, among other things, customary preemptive rights in future offerings of equity securities of Oncocyte in favor of Bio-Rad), in each case, to Bio-Rad’s reasonable satisfaction. Subject to agreement by Bio-Rad to certain confidentiality and restrictions on trading of securities on material non-public information, as applicable and as advised by securities counsel to Oncocyte, Oncocyte shall provide Bio-Rad with reasonable advance notice for the terms and conditions of the private placement of its common stock pursuant to this Section 8.1. Oncocyte hereby agrees that the proceeds of any investment by Bio-Rad in the securities of Oncocyte shall not be used by Oncocyte (a) to purchase or repurchase Oncocyte’s securities, or (b) for compensation paid to directors, officers, employees or contractors of Oncocyte, in each case in this subsection (b), unless such compensation is in the ordinary course of business and in accordance with past practice.

VIII.2 Option for IVD Kits.

(a) Bio-Rad shall have, and Oncocyte hereby grants Bio-Rad, an irrevocable option for the exclusive rights to promote, market and sell IVD Kits worldwide, subject to the terms and conditions set forth in this Section 8.2 (the “IVD Kits Option”). The IVD Kits Option shall be exercisable for a period of time commencing upon Completion and ending [***] days after the date on which Oncocyte has notified Bio-Rad that it has obtained Regulatory Approval for the IVD Kits from the FDA (the “Option Period”), which Option Period may be extended by mutual agreement of the Parties if more time is necessary. To exercise the IVD Kits Option, Bio-Rad shall provide written notice to Oncocyte electing to exercise the IVD Kits Option. Upon Bio-Rad’s exercise of the IVD Kits Option, subject to the satisfaction and completion of certain closing conditions as described herein, (1) Bio-Rad shall pay to Oncocyte $[***] in cash for the purchase of additional shares of Oncocyte’s common stock at the then-current market price per share; (2) Oncocyte shall grant Bio-Rad exclusive rights to promote, market and sell IVD Kits worldwide; and (3) Oncocyte will manufacture exclusively for, and supply IVD Kits exclusively to, Bio-Rad.

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(b) The exercise and consummation of the IVD Kits Option shall be subject to the satisfaction and completion of certain closing conditions, including, without limitation, the following:

(i) to the extent the equity issuance and/or the grant of exclusive rights pursuant to the IVD Kits Option require approval of Oncocyte’s shareholders due to Nasdaq listing rules or other requirements, the transactions shall be consummated subject to any such shareholder approval, which approval Oncocyte shall seek to obtain using its Commercially Reasonable Efforts;

(ii) the completion of additional due diligence by Bio-Rad to include FTO Clearance and assessment of litigation risks, and the absence of significant reimbursement erosion; and

(iii) the negotiation and execution of a definitive manufacture and supply agreement for the IVD Kits by and between the Parties, which agreement will include relevant terms and conditions, including the grant of exclusive rights to promote, market and sell IVD Kits worldwide and transfer pricing for the IVD Kits.

ARTICLE IX
INTELLECTUAL PROPERTY

IX.1 Ownership of Intellectual Property.

(a) Background Intellectual Property. Each Party retains all rights, title, and interest in and to such Party’s Background IP. Each Party, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of its own Background IP.

(b) Arising Intellectual Property. Inventorship of Arising IP will be determined in accordance with U.S. patent laws. Ownership, as well as responsibility for prosecution, maintenance, abandonment and enforcement of Arising IP will be as set forth below.

(i) Bio-Rad Product Arising IP. All rights, title, and interests in and to all Bio-Rad Product Arising IP, irrespective of inventorship, will vest in Bio-Rad. Oncocyte hereby assigns and transfers and will assign and transfer to Bio-Rad all rights, title, and interests that it may have in or to any Bio-Rad Product Arising IP. Bio-Rad, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of Bio-Rad Product Arising IP.

(ii) Oncocyte Product Arising IP. All rights, title, and interests in and to all Oncocyte Product Arising IP, irrespective of inventorship, will vest in Oncocyte. Bio-Rad hereby assigns and transfers to Oncocyte all rights, title, and interests that it may have in or to any Oncocyte Product Arising IP. Oncocyte, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of Oncocyte Product Arising IP.

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(iii) Sole Ownership of Other Arising IP. Ownership of any Other Arising IP will be according to inventorship, with the inventor(s) owning the IP and inventorship determined in accordance with U.S. patent law. Subject to Section 9.1(b)(v) (Procedure for Patent Claiming Arising IP), each Party, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of Other Arising IP invented or developed solely by such Party.

(iv) Joint Other Arising IP. Subject to Section 9.1(b)(v) (Procedure For Patent Claiming Arising IP), the filing Party will provide the other Party with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute, and maintain Joint Other Arising IP, including by providing other Party with a copy of material communications from any patent authority in such country(ies) regarding any such Joint Other Arising IP, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Filing Party will consider other Party’s comments regarding such communications and drafts in good faith. For the avoidance of doubt, in no instance will any Joint Other Arising IP be abandoned without giving the other Party an opportunity to maintain a patent or pursue a patent application. The filing Party will provide to the other Party at least [***] days’ written notice prior to a final patent deadline of its intent to abandon such patent application or issued patent and will allow the other Party to directly pay the costs of preparing, filing, prosecuting, issuing, or maintaining such patent application or issued patent. Should other Party choose to directly pay such costs, filing Party will execute all documents and do all acts necessary to vest ownership of Joint Other Arising IP in the other Party. Subject to the terms and conditions of this Agreement, each Party will have the right to freely exploit and license the Joint Other Arising IP without the consent of or obligation to account to the other Party. To the extent that Applicable Law requires either Party to obtain the consent of the other Party to exploit or license its interest in the Joint Other Arising IP, each Party hereby grants and will grant such consent upon the request of the other Party.

(v) Procedure for Patent Claiming Arising IP. Prior to either Party filing a patent application claiming Arising IP, each Party will notify the other Party of its intent to file such patent application, provide a draft of such patent application (which may be redacted to protect the Confidential Information of the filing Party), and allow the other Party a reasonable opportunity to comment on such patent application with respect to inventorship and ownership of any patent that would be granted if such patent application were approved. If the other Party notifies the filing Party that it does not agree with the filing Party’s view of inventorship and ownership of any patent that would be granted if such patent application were approved, then the Parties will endeavor in good faith to resolve such disagreement. Notwithstanding the foregoing, [***]; provided that [***].

(c) Defense of Joint Other Arising IP. Each Party will notify the other if becomes aware of any alleged or threatened assertion that the practice of Joint Other Arising IP infringes or misappropriates the Intellectual Property Rights of a Third Party. The Parties will discuss in good faith the defense of such assertion, including which Party shall have the right to conduct any related proceedings, and whether one or both Parties will bear the related costs and expenses.

(d) Cooperation. Each Party agrees to perform, during or after termination of this Agreement, such further acts as may be necessary or desirable to transfer, perfect, and defend the other Party’s worldwide ownership of their respective Arising IP as reasonably requested by a Party and to provide all assistance reasonably requested by a Party, at the requesting Party’s expense, in the establishment, preservation, and enforcement of a Party’s rights in its respective Arising IP as delineated in this Section 9.1(b) (Arising Intellectual Property), including by: [***].

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IX.2 Relevant Third Party IP. During the Term, if either Party becomes aware of: (i) any Intellectual Property Rights that such Party determines may constitute Relevant Third Party IP that would materially affect the transactions contemplated by this Agreement, or (ii) any allegation that any Party infringes the Intellectual Property Rights of a Third Party related to its Activities or transactions under its Agreement; such Party will promptly notify the other Party. Upon any such notice, the Parties will enter into discussions and any necessary protective agreements to determine with respect to any Relevant Third Party IP, [***]. Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, Oncocyte shall only be responsible for the defense of any allegations or claims that the RUO Assays infringe the Intellectual Property Rights of a Third Party solely within the United States and the European Union, and Bio-Rad shall have sole responsibility for defense outside of the United States and the European Union in any country in which it markets, sells or distributes the RUO Assays.

IX.3 Trademarks. Each Party will provide to the other Party a license to use its trademarks to the extent required by the Product Commercialization Plan to accomplish the commercialization of the RUO Assays.

ARTICLE X
CONFIDENTIAL INFORMATION

X.1 Confidentiality Requirement. Each Party will (a) maintain the other Party’s Confidential Information in confidence during the Term and for [***] years thereafter, (b) limit dissemination of the other Party’s Confidential Information to those of its employees who require such Confidential Information in order for such Party to perform its obligations and exercise its rights under this Agreement, and (c) use and disclose such Confidential Information only to the extent necessary for such Party to perform its obligations and exercise its rights under this Agreement (including disclosing Confidential Information to the Affiliates, subcontractors, and distributors allowed under this Agreement).

X.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1 (Confidentiality Requirement), Confidential Information may be disclosed by the Receiving Party to the extent such disclosure is required to comply with Applicable Law and a court order; provided that the Receiving Party gives prior notice to the Providing Party regarding such disclosure, and seeks, or cooperates with the Disclosing Party in obtaining confidential treatment of such disclosure to the maximum extent permitted by Applicable Law. In addition, each Party will have the right to disclose Confidential Information belonging to the other Party in connection with a prospective acquisition, merger, financing, license or sublicense for such Party to potential or actual (a) acquirers or merger candidates, or (b) investors, lenders or financing sources, in each case, including any investment bank, placement agent, accountant or other financial or legal adviser in connection with any such actual or potential transaction; provided that, in each case, (i) such persons are bound by written obligations or other obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the confidentiality and non-use terms of this Agreement and (ii) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed.

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X.3 Terms of this Agreement. The Parties acknowledge that the terms and contents of this Agreement (including any Exhibits attached hereto) will be treated as the Confidential Information of each Party, as appropriate.

X.4 Publicity. Except as otherwise required by Applicable Law, and only after compliance with this Section 10.4 (Publicity), no Party will issue a press release or make any other public disclosure of the existence or terms of this Agreement, without the prior written approval of such press release or disclosure by the other Party. However if, in the reasonable opinion of a Party’s counsel, a public disclosure is required by Applicable Law, or court order, including in a filing with the United States Securities and Exchange Commission, then such Party will provide copies of the disclosure reasonably in advance of such filing or other disclosure for the other Party’s prior review and comment, and the other Party will provide their comments as soon as practicable, provided that, with respect to a filing with the United States Securities and Exchange Commission and where such time permits, such comments will be provided no later than [***] prior to the filing deadline. No disclosure permitted by this Section 10.4 (Publicity) is allowed to contain any Confidential Information of the other Party unless otherwise permitted in accordance with this Article X (Confidential Information).

X.5 Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark, logo or trade name of either Party without the prior written consent of the owning Party. No Party will make, place or disseminate any advertising, public relations, marketing material or any material of any kind using the name of the other Party or any subsidiary or Affiliate of the other Party or use their trademark, logo or trade name, without the prior written approval of the owning Party.

X.6 Publications. The publishing Party will have no right to publish the non-publishing Party’s Confidential Information without the prior affirmative written consent of the non-publishing Party. The publishing Party will provide the non-publishing Party with an advance copy of the non-publishing Party’s Confidential Information at least [***] days prior to such submission for publication or presentation for the non-publishing Party’s review and written consent. The non-publishing Party will have the right to (a) provide comments, which will be considered and reasonably incorporated by the publishing Party, or (b) remove any Confidential Information of the non-publishing Party. The non-publishing Party may request, and the publishing Party will not unreasonably deny, postponement of the Publication for up to [***] additional days to allow for filing or registration of Intellectual Property Rights protection. For clarity, (i) a non-publishing Party’s failure to redact any of its Confidential Information from a Publication, or silence around the same, and (ii) expiration of the review or postponement periods described herein, is not affirmative written consent by the non-publishing Party under this Section 10.6 (Publications).

ARTICLE XI
REPRESENTATIONS, WARRANTIES, AND COVENANTS

XI.1 Representations, Warranties and Covenants of Bio-Rad. Bio-Rad represents and warrants to and covenants with Oncocyte that:

(a) As of the Effective Date, Bio-Rad is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

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(b) Bio-Rad has the legal power and authority to execute, deliver and perform this Agreement.

(c) The execution, delivery and performance of this Agreement by Bio-Rad has been duly authorized by all necessary corporate action.

(d) Upon the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Bio-Rad, enforceable against Bio-Rad in accordance with its terms.

(e) The execution, delivery and performance of this Agreement will not cause or result in a violation of any Applicable Law.

(f) Bio-Rad has enforceable written agreements with all of its employees who receive Confidential Information of Oncocyte or perform activities under this Agreement assigning to Bio-Rad ownership of all Intellectual Property Rights created in the course of their employment.

(g) Any software provided by Bio-Rad to Oncocyte for use pursuant to this Agreement will not, to Bio-Rad’s knowledge, contain any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other software that would interfere with the normal operation of any instrument, would allow circumvention of security controls for the same, or that is intended to cause damage to any instrument, software or data used by Oncocyte in connection with its Development Activities.

(h) No software, instrument or platform provided by Bio-Rad to Oncocyte for use pursuant to this Agreement will, to Bio-Rad’s knowledge, (i) infringe any Third Party’s copyright or misappropriate any Third Party’s Know How or trade secret, (ii) infringe any Third Party Patent, or (iii) impermissibly and without compliance with licensing requirements, include any open source computer code, and, to Bio-Rad’s knowledge, none of such software will be subject to any contract or other obligation that would require Oncocyte or any Oncocyte Affiliate to divulge to any person any source code or trade secret.

(i) Bio-Rad will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the performance of its Activities under the Agreement.

(j) Bio-Rad represents that it is not debarred under subsections 306(a) or (b) of the US Federal Food Drug and Cosmetic Act US Generic Drug Enforcement Act of 1992, 21 USC 335a (a) or (b), and that it has not and will not use in any capacity the services of any person debarred under such law to conduct Activities. Bio-Rad further represents that none of its Affiliates in the US are excluded from any federal health care program, including but not limited to Medicare and Medicaid.

(k) If Bio-Rad Materials are human specimens, such Bio-Rad Materials will be De-identified prior to transfer to Oncocyte (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)), and Bio-Rad will not provide Oncocyte any Protected Health Information (as such term is defined under HIPAA) or Personal Information as defined under the GDPR, the CCPA, or similarly defined term in Applicable Law, about any human donors of Bio-Rad Materials or of the original tissues from which Bio-Rad Materials were derived. Bio-Rad has legal title, power and authority to provide all Bio-Rad Materials provided to Oncocyte under this Agreement, and with respect to human specimens, a legal, valid, and binding informed consent from the patient authorizing such provision of such Bio-Rad Materials has been obtained from the patient in accordance with Applicable Law.

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(l) Bio-Rad has and will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the collection and handling of Bio-Rad Materials and the performance of its Activities under the Agreement.

(m) Bio-Rad has legal right and title to Bio-Rad Materials and any uses of Bio-Rad Materials described in this Agreement (including the Development Plans) are within the scope of and consistent with the informed consents applicable to such Bio-Rad Materials or otherwise permissible under Applicable Law.

(n) To the extent that the Bio-Rad Materials include human specimens, Bio-Rad represents and warrants to Oncocyte that either it: (i) has obtained all informed consents and Institutional Review Board or Ethics Committee approvals required by Applicable Law with respect to such Materials, (ii) is not required under Applicable Law to obtain such informed consents, (iii) it has received a waiver for consent from an Institutional Review Board or Ethics Committee, or (iv) the use of the Bio-Rad Materials by Oncocyte in connection with this Agreement is within the scope of and consistent with the informed consents applicable to the Bio-Rad Materials.

XI.2 Representations, Warranties, and Covenants of Oncocyte. Oncocyte represents and warrants to and covenants with Bio-Rad that:

(a) As of the Effective Date, Oncocyte is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(b) Oncocyte has the legal power and authority to execute, deliver, and perform this Agreement.

(c) The execution, delivery and performance by Oncocyte of this Agreement has been duly authorized by all necessary corporate action.

(d) Upon the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Oncocyte, enforceable against Oncocyte in accordance with its terms.

(e) The execution, delivery and performance of this Agreement will not cause or result in a violation of any Applicable Law.

(f) Oncocyte has enforceable written agreements with all of its employees who receive Confidential Information of Bio-Rad or perform Activities under this Agreement assigning to Oncocyte ownership of all Intellectual Property Rights created in the course of their employment.

(g) Any software provided by Oncocyte to Bio-Rad for use pursuant to this Agreement will not, to Oncocyte’s knowledge, contain any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other software that would interfere with the normal operation of any instrument, would allow circumvention of security controls for the same, or that is intended to cause damage to any instrument, software or data used by Bio-Rad in connection with its Development Activities.

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(h) No software, RUO Assay or product provided by Oncocyte to Bio-Rad for use pursuant to this Agreement will, to Oncoctye’s knowledge, (i) infringe any Third Party’s copyright or misappropriate any Third Party’s Know How or trade secret, (ii) infringe any Third Party Patent, or (iii) impermissibly and without compliance with licensing requirements, include any open source computer code, and, to Oncocyte’s knowledge, none of such software will be subject to any contract or other obligation that would require Bio-Rad or any Bio-Rad Affiliate to divulge to any person any source code or trade secret.

(i) Oncocyte will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the performance of its Activities under the Agreement. If Oncocyte Materials are human specimens, such Oncocyte Materials will be De-identified prior to transfer to Bio-Rad (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)), and Oncocyte will not provide Bio-Rad any Protected Health Information (as such term is defined under HIPAA) or Personal Information as defined under the GDPR, the CCPA, or similarly defined term in Applicable Law, about any human donors of Materials or of the original tissues from which Oncocyte Materials were derived. Oncocyte has legal title, power and authority to provide all Materials provided to Bio-Rad under this Agreement, and with respect to human specimens, a legal, valid, and binding informed consent from the patient authorizing such provision of such Oncocyte Materials has been obtained from the patient in accordance with Applicable Law.

(j) Oncocyte has and will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the collection and handling of Oncocyte Materials and the performance of its Activities under the Agreement.

(k) Oncocyte has legal right and title to Oncocyte Materials and any uses of Oncocyte Materials described in this Agreement (including the Development Plans) are within the scope of and consistent with the informed consents applicable to such Oncocyte Materials or otherwise permissible under Applicable Law.

(l) To the extent that the Oncocyte Materials include human specimens, Oncocyte represents and warrants to Bio-Rad that either it: (i) has obtained all informed consents and Institutional Review Board or Ethics Committee approvals required by Applicable Law with respect to such Oncocyte Materials, (ii) is not required under Applicable Law to obtain such informed consents, (iii) it has received a waiver for consent from an Institutional Review Board or Ethics Committee, or (iv) the use of the Oncocyte Materials by Bio-Rad in connection with this Agreement is within the scope of and consistent with the informed consents applicable to the Materials.

(m) Oncocyte represents that it is not debarred under subsections 306(a) or (b) of the US Federal Food Drug and Cosmetic Act US Generic Drug Enforcement Act of 1992, 21 USC 335a (a) or (b), and that it has not and will not use in any capacity the services of any person debarred under such law to conduct Activities. Oncocyte further represents that none of its Affiliates in the US are excluded from any federal health care program, including but not limited to Medicare and Medicaid.

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ARTICLE XII
INDEMNIFICATION

XII.1 Indemnification by Bio-Rad. Bio-Rad agrees to indemnify, defend, and hold harmless Oncocyte Indemnified Parties against all Losses to the extent resulting from Claims brought by a Third Party and arising from: (a) any gross negligence, recklessness or willful misconduct of the Bio-Rad Indemnified Parties in connection with this Agreement, (b) any breach by Bio-Rad of this Agreement (c) any violation of Applicable Law by Bio-Rad Indemnified Parties in connection with the performance of Bio-Rad’s obligations or Activities under this Agreement, (d) Bio-Rad’s and its Affiliates’ commercialization of the RUO Assays, or (e) Bio-Rad’s performance of its activities under the Product Development Plan or Product Commercialization Plan. In all cases in (a) through (e) above, such indemnity will be reduced up to the amount and to the extent that Oncocyte is required to indemnify any of the Bio-Rad Indemnified Parties for the relevant Losses or Claims under Section 12.2 (Indemnification by Oncocyte).

XII.2 Indemnification by Oncocyte. Oncocyte agrees to indemnify, defend, and hold harmless Bio-Rad Indemnified Parties against all Losses to the extent resulting from Claims brought by a Third Party and arising from: (a) any gross negligence, recklessness, or willful misconduct of Oncocyte Indemnified Parties in connection with this Agreement, (b) any breach by Oncocyte of this Agreement, (c) any violation of Applicable Law by Oncocyte Indemnified Parties in connection with the performance of Oncocyte’s obligations or Activities under this Agreement, (d) Oncocyte’s and its Affiliates’ commercialization of the RUO Assays, or (e) Oncocyte’s performance of its activities under the Product Development Plan or Product Commercialization Plan. In all cases in (a) through (e) above, such indemnity will be reduced up to the amount and to the extent that Bio-Rad is required to indemnify any of the Oncocyte Indemnified Parties for the relevant Losses or Claims under Section 12.1 (Indemnification by Bio-Rad).

XII.3 Notice. Should any claim arise which could reasonably be expected to lead to a claim for indemnification, the Indemnified Party will promptly notify, in writing, the Indemnifying Party of the claim and the facts constituting the basis for such claim and will promptly provide the Indemnifying Party with such documents and information that are reasonably requested. An Indemnifying Party will have no obligation or liability under this Article XII as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. Further, the Indemnified Party will take such lawful action as the Indemnifying Party may reasonably request to mitigate Losses, subject to the indemnification obligations set forth in Article XII (Indemnification).

XII.4 Defense; Mitigation. The Indemnifying Party will assume exclusive control of the defense of any claim for which the Indemnified Party may be liable under Article XII (Indemnification) at its sole cost and expense. The Indemnified Party will provide cooperation and assistance in the defense of such claim in the event the Indemnifying Party assumes the defense as set forth above. The Indemnifying Party will not settle or compromise any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that no consent is required to be obtained if: (a) the Indemnified Party is fully released of all liability without admission of liability or wrongdoing, and (b) the settlement is limited to a financial payment by the Indemnifying Party, and (c) the settlement does not otherwise adversely impact the Indemnified Party. Further, the Oncocyte Indemnified Parties and the Bio-Rad Indemnified Parties, as the case may be, will take such measures as are commercially reasonable to minimize risks and mitigate Losses related to any Claims under this Article XII (Indemnification).

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ARTICLE XIII
LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES

XIII.1 Limitation of Liability. EXCEPT WITH RESPECT TO (A) THE GROSS NEGLIGENCE, RECKLESSNESS OR WILLFUL MISCONDUCT OF A PARTY, (B) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE X (CONFIDENTIAL INFORMATION) BY A PARTY, OR (C) AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO EACH PARTY’S RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE XII (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF BUSINESS OR GOOD WILL, LOSS OF REVENUE OR LOST PROFITS.

XIII.2 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, MATERIALS, KNOW-HOW OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND (B) EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

ARTICLE XIV
TERM AND TERMINATION

XIV.1 Term. This Agreement commences on the Effective Date and will remain in effect for ten (10) years from the Effective Date, unless terminated earlier as provided herein (“Term”). The Parties may extend the Term by mutual written agreement.

XIV.2 Termination Rights.

(a) For Cause. Either Party may terminate this Agreement by providing written notice of termination to the other Party in the event that the other Party materially breaches this Agreement (by, including but not limited to, causing a material delay under the Product Development Plan) and fails to cure such breach within [***] days of receiving a written notice of default from the non-breaching Party; provided, however, that if the default cannot, by its nature, be cured within such [***] day period, then the breaching Party may propose a plan to cure such breach in a longer period of time, such period not to exceed [***] days, and the Parties will discuss such plan in good faith. If the Parties cannot agree on such proposed plan to cure the applicable breach in a period longer than [***] days (but less than [***] days), then the non-breaching Party may terminate this Agreement upon the expiration of such [***] day period by providing written notice of termination to the other Party. Notwithstanding the foregoing, if the allegedly breaching Party disputes whether it has materially breached this Agreement or whether it has failed to cure such breach within such [***] day cure period and commences an action to dispute such allegation in accordance with Section 15.3 (Governing Law; Jurisdiction), then the cure period to cure such breach will be tolled and the Agreement will remain in effect pending the outcome of such litigation.

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(b) Insolvency. Either Party may terminate this Agreement if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within [***] days after filing (“Insolvency Event”). All licenses granted under this Agreement (including the license granted under section 5.3) are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such code. The Parties agree that any licensee Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

XIV.3 Effects of Expiration or Termination.

(a) Generally. If this Agreement is terminated or if it expires, then except as expressly provided in this Agreement (including in this Section 14.3 (Effects of Expiration or Termination) and Section 14.4 (Survival), all rights and obligations of the Parties will terminate.

(b) Intentionally omitted.

(c) Licenses Under Sections 3.1(a) and 3.2(a). If either Party terminates this Agreement for any reason, or upon expiration of the Term, then the licenses granted in Section 3.1(a) (Bio-Rad License Grants to Oncocyte) and Section 3.2(a) (Oncocyte License Grants to Bio-Rad) will terminate.

(d) Confidential Information. Upon termination or expiration of this Agreement, each Receiving Party will dispose of all tangible embodiments, and render inaccessible or useless all electronic embodiments, of any Confidential Information of the Disclosing Party hereunder, except that such Receiving Party may retain one copy thereof for legal archival purposes.

(e) Materials. Upon termination or expiration of this Agreement, each receiving Party will, as directed by the providing Party, either (i) return to the providing Party any unused or reusable Materials provided to the receiving Party by the providing Party hereunder or (ii) destroy or otherwise dispose in a manner to render inaccessible all such Materials.

XIV.4 Survival. Termination of this Agreement by either Party for any reason or expiration of this Agreement does not affect the rights and obligations (including payment obligations) of the Parties accrued prior to the effective date of the termination or expiration of this Agreement. All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire, including Sections 3.5 (No Implied Licenses), 9.1 (Ownership of Intellectual Property), Section 10.1 (Confidentiality Requirement), Section 10.2 (Authorized Disclosure), 14.3 (Effect of Termination), 14.4 (Survival), Article I (Definitions), Article VII (Payments) (to the extent related to payment obligation accruing prior to the effective date of termination) Article XII (Indemnification), Article XIII (Limitation of Liability and Disclaimer of Warranties), and Article XV (General Provisions).

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ARTICLE XV
GENERAL PROVISIONS

XV.1 Notice. Notices provided for herein must be in writing and delivered by hand or overnight courier service, or mailed (certified or registered) as follows:

If to Oncocyte:

[***]

Attn: [***]

Email: [***]

with a copy to:

[***]

[***]

[***]

Attn: [***]

Email: [***]

If to Bio-Rad:

[***] [***] [***] Attn: [***]

with a copy via email to: [***]

All notices and other communications given to any Party in accordance with the provisions of this Agreement are deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or on the date of [***] business days after dispatch by certified or registered mail return receipt requested (postage prepaid) if mailed, in each case delivered, sent or mailed (properly addressed) to such Party to its address as set forth in this Section 15.1 (Notice), or to such other address that such Party may have notified to the other Party from time to time.

XV.2 Compliance with Law and Ethics. Oncocyte, and its respective Affiliates, and Bio-Rad and its respective Affiliates, will comply with Applicable Law applicable to the performance of their activities in connection with this Agreement.

(a) Supplier Code of Conduct. Oncocyte warrants that it is familiar with and shall at all times comply with Bio-Rad’s Supplier Code of Conduct, as it may be amended from time to time by Bio-Rad. The Supplier Code of Conduct can be found at http://www.bio-rad.com/supplier-code-of-conduct or a successor site.

(b) Compliance with Laws. Oncocyte represents and warrants that it shall comply, and that all products shall be produced and sold in compliance, all services shall be performed in compliance, and all deliverables shall be delivered in compliance, with all applicable laws and regulations (including without limitation the applicable laws, regulations, orders and policies of the U.S. government and any other jurisdiction in which products or deliverables are provided or services are performed), including, without limitation any laws and regulations related to anti-corruption, import/export, labor, employment, anti-discrimination, anti-harassment, anti-slavery, human trafficking, freedom of association, health and safety, environmental protection, hazardous substances, pollution, waste management, recycling and intellectual property. Oncocyte has not taken, and shall not take, any action that would subject Bio-Rad or any of its affiliated companies to any liability or penalty under any applicable law or regulation. Oncocyte has not, and shall not, directly or indirectly, make any offer, promise, authorization or payment of anything of value for the purpose of securing discretionary action or inaction or a decision of a government official or any improper advantage.

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(c) Conflict Minerals. Oncocyte agrees to comply, and assist Bio-Rad in complying, with applicable conflict mineral laws, including without limitation, the requirements set forth in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it may be amended from time to time. Such compliance includes, without limitation, Oncocyte’s timely completion of a conflict minerals survey on an annual basis and cooperation with Bio-Rad in connection with any due diligence it may perform regarding conflict minerals contained in Oncocyte’s products supplied to Bio-Rad.

(d) Manufacturing Practices. Oncocyte will manufacture all products in compliance with applicable standards of the International Standards Organization and, if applicable, current Good Manufacturing Practices. Oncocyte will maintain its ISO certification at all times and will promptly notify Bio-Rad if there is any change to its certification.

XV.3 Governing Law; Jurisdiction. This Agreement is governed by, construed and enforced in accordance with the laws of the State of California, other than its conflict of laws principles directing the application of any other law; provided that those matters pertaining to the validity or enforceability of patent rights will be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist. Any legal suit, action, or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the state or federal courts of the United States of America located in the Central District of California and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

XV.4 Relationship. This Agreement does not establish any Party as the legal representative or agent of the other, nor does any Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, any other Party. This Agreement does not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

XV.5 Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for Losses on account of failure of performance by the defaulting Party, if the failure is occasioned by government or court action (e.g. injunction), war, terrorism, public health emergency, pandemic, epidemic, fire, explosion, flood, strike, lockout, embargo, widespread market shortage of materials or utilities or an act of God; provided that the Party claiming force majeure has exerted all Commercially Reasonable Efforts to avoid or remedy such force majeure. Such excuse will continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party will promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use Commercially Reasonable Efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations hereunder.

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XV.6 Interpretation. The headings used herein are included for convenience only and are not to be used in construing or interpreting this Agreement. The singular includes the plural and the plural includes the singular. The word “or” is used in the disjunctive sense, commonly associated with “and/or.” The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, document or law will be construed as referring to such agreement, document or law as from time to time amended, supplemented or otherwise modified, (ii) the words “herein,” “hereof” and “hereunder” and words of similar import will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references to Sections or Exhibits will be construed to refer to Sections or Exhibits to this Agreement, (iv) the word “days” means calendar days unless otherwise specified, (v) the words “copy” and “copies” and words of similar import include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply, (vi) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (vii) all references to dollars will be to US dollars; and (viii) “person” and “party” will be interpreted broadly to include any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, government authority or other entity.

XV.7 Assignment. No Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that: (a) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity that acquires substantially all of the assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise, and (b) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder. This Agreement is binding upon and inures to the benefit of the successors and permitted assigns of each respective Party to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 15.7 (Assignment) is null and void.

XV.8 Entire Agreement. This Agreement (including all Exhibits hereof) constitutes the entire agreement between the Parties with respect to the matters set forth herein, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect thereto.

XV.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the underlying transaction, taken as a whole, is not affected in any manner materially adverse to either Party. Upon such determination that: (a) any term or other provision is invalid, illegal or incapable of being enforced, and (b) the economic or legal substance of the underlying transaction, taken as a whole, is affected in a manner materially adverse to either Party, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by Applicable Law in order that the underlying transaction be completed as originally contemplated to the fullest extent possible.

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XV.10 Waivers; Amendment. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future exercise of such right, and the obligation of the other Party with respect to such future performance will continue in full force and effect. No item or provision of this Agreement may be altered or amended except by a writing signed by both Parties.

XV.11 No Construction Against Drafter. The Parties acknowledge and agree that each Party has participated in the drafting and negotiation of this contract and have had a free and equal opportunity to do so, that each Party has been represented by counsel or had an opportunity to be represented by counsel, and that the provisions of this Agreement will not be construed against any Party as the drafter.

XV.12 Expenses. Except as expressly provided herein or in any Development Plan, all fees, costs and expenses incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will be the responsibility of the Party incurring such fees, costs and expenses.

XV.13 Counterparts. This Agreement and any amendments may be executed (including via facsimile or other reliable electronic means of transmitting signed copies such as emailed scanned signed copies) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have executed this Collaboration Agreement and have caused it to be effective as of the Effective Date set forth above.

ONCOCYTE CORPORATION		BIO-RAD LABORATORIES, INC.

By:	/s/ Josh Riggs	By:	/s/ Norman Schwartz
Name:	Josh Riggs	Name:	Norman Schwartz
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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Schedule 4.4

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